Exhibit 99.1

Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260
News Release

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY’S SECOND-QUARTER 2010 NET EARNINGS INCREASE 125 PERCENT TO $706 MILLION
OKLAHOMA CITY — August 4, 2010 — Devon Energy Corporation (NYSE:DVN) today reported net earnings of $706 million for the quarter ended June 30, 2010, or $1.59 per common share ($1.58 per diluted common share). This is a 125 percent increase compared with Devon’s second-quarter 2009 net earnings of $314 million, or $0.71 per common share ($0.70 per diluted common share).
For the six months ended June 30, 2010, Devon reported net earnings of $1.9 billion, or $4.26 per common share ($4.24 per diluted common share). This compared with a net loss for the six months ended June 30, 2009, of $3.6 billion, or $8.21 per common share ($8.21 per diluted common share).
Devon’s second-quarter 2010 financial results were impacted by certain items securities analysts typically exclude from their published estimates. Excluding these adjusting items, the company earned $685 million, or $1.53 per diluted common share. The adjusting items are discussed in more detail later in this news release.
Gulf of Mexico Divestitures Completed; Share Repurchase Plan Progressing
In the second quarter of 2010, Devon completed the sale of its Gulf of Mexico operations and closed on the sale of its Panyu development in the South China Sea. To date, Devon has received aggregate pre-tax proceeds of $4.6 billion and has announced sale agreements for the majority of the remaining international assets. The company expects to close on the remaining asset packages throughout the second half of 2010. Devon expects the total proceeds from the divestitures to approximate $10 billion with after-tax proceeds approximating $8 billion.
As of June 30, 2010, the company had utilized a portion of divestiture proceeds to repurchase 7.6 million shares of its common stock for $495 million and to reduce debt balances by $1.7 billion. Devon also has directed $500 million of proceeds to acquire a 50 percent interest in the Kirby-Pike oil sands leases.
Oil and Liquids Production Growth Leads Second-Quarter Operating Highlights
Devon drilled 315 wells in the second quarter of 2010 with an overall success rate of 100 percent. The following are operational highlights of the second-quarter 2010:
•	Devon’s North American onshore oil and liquids production totaled 197 thousand barrels per day in the second quarter of 2010. This represents a six percent increase in both oil and natural gas liquids production compared to the first quarter of 2010.
•	In the Permian Basin, the company drilled 26 successful Wolfberry oil wells during the second quarter, including Devon’s best well to date in the play.
•	During the second quarter Devon continued to add oil and liquids-rich acreage in the Permian Basin. As of June 30, 2010, Devon had assembled more than 700,000 net acres of leasehold targeting the Avalon Shale, Bone Spring, Wolfberry and other conventional formations. The company currently is running 11 rigs to de-risk and develop its Permian Basin acreage position.

•	Construction for Devon’s second Jackfish project remains on schedule and is now approximately 85 percent complete. Located in Alberta, the 100 percent Devon-owned project is sized to produce an average of 35,000 barrels of production per day before royalties. Devon expects to complete construction of the facilities in the first quarter of 2011, and first production is expected by the end of 2011.
•	Devon plans to file a regulatory application for a third phase of its Jackfish project in the third quarter of 2010. In aggregate, the three Jackfish projects are expected to produce more than 100 thousand gross barrels of oil per day or 90 thousand barrels of oil per day after royalties. Over the life of the projects, the company expects to recover approximately 900 million gross barrels or approximately 800 million barrels after royalties.
•	Also in Canada, the company will begin drilling on its Kirby-Pike oil sands leasehold in the fourth quarter of 2010. The Kirby-Pike acreage lies adjacent to Devon’s highly successful Jackfish project and has estimated gross recoverable resources of up to 1.5 billion barrels. Devon operates Kirby-Pike with a 50 percent working interest.
•	Devon increased its average net production in the Cana-Woodford Shale to 105 million cubic feet of natural gas equivalent per day in the second quarter. This was an increase of more than 200 percent over production in the second quarter of 2009.
•	Devon initiated production on two Granite Wash wells in the second quarter. Initial daily production from the two wells averaged 29 million cubic feet of natural gas equivalent per day, including 585 barrels per day of oil and 1,330 barrels per day of natural gas liquids. Devon’s working interest in the two wells is 70 percent.
•	Net production from the Barnett Shale field in north Texas exceeded 1.1 billion cubic feet of natural gas equivalent per day in the second quarter, up 3 percent from the previous quarter. Devon expects to reach its previous Barnett Shale production record of 1.2 billion cubic feet of natural gas equivalent per day during the third quarter of 2010.
Earnings Climb on Higher Revenues
Earnings from continuing operations for the second quarter of 2010 increased 85 percent over the second quarter of 2009 to $352 million. The earnings increase was driven by higher revenues from the sale of oil, natural gas and natural gas liquids. Second-quarter sales of oil, natural gas and natural gas liquids increased 23 percent to $1.8 billion. Higher realized prices for all three products more than offset a three percent decrease in overall production.
Devon’s second-quarter average realized oil price increased 23 percent to $62.35 per barrel compared with $50.84 per barrel in the second quarter of 2009. The average realized price for natural gas, before the impact of hedges, increased 24 percent in the second quarter of 2010 to $3.62 per thousand cubic feet. This compares with $2.91 per thousand cubic feet in the second quarter of 2009. The company’s average second-quarter realized natural gas liquids price increased 39 percent over the year-ago period to $30.90 per barrel.
Oil and gas production from continuing operations averaged 643 thousand oil-equivalent barrels (Boe) per day in the second quarter of 2010. This compares with second quarter 2009 average production of 666 thousand Boe per day. The most significant component of this production decline was the impact of property divestitures in the Gulf of Mexico.
Second-quarter 2010 lease operating expenses (LOE) increased to $442 million, or 8 percent higher than the year-ago quarter. The increase in LOE reflects the strengthening of the Canadian dollar and generally higher expenditures for oilfield services and supplies.
Taxes other than income taxes increased to $92 million in the second quarter. The $13 million increase over the second quarter of 2009 was primarily attributable to higher production taxes resulting from increased oil and gas revenues.
Compared with the second quarter of 2009, depreciation, depletion and amortization expense (DD&A) of oil and gas properties declined by one percent to $426 million. Unit DD&A was $7.28 per Boe in the second quarter of 2010.

Second-quarter general and administrative expenses declined by 25 percent to $130 million in 2010 compared with 2009. Lower personnel costs and efficiencies gained through the company’s strategic repositioning drove most of the savings.
Interest expense for the second quarter of 2010 increased 24 percent to $111 million. Second-quarter 2010 interest expense included a $19 million charge attributable to the early redemption in June of $350 million of 7.25 percent senior notes.
Second-quarter income tax expense from continuing operations totaled $261 million, or 43 percent of pre-tax earnings. This compared to second-quarter 2009 income tax expense of $109 million, or 37 percent of pre-tax earnings. The higher tax rate primarily resulted from a $52 million non-cash charge related to the expected repatriation of foreign earnings.
Additionally, in the second quarter of 2010, current income tax from continuing operations increased to $707 million while deferred taxes declined to a benefit of $446 million. A taxable gain on the sale of Gulf of Mexico assets increased Devon’s current tax expense by $622 million in the second quarter.
Divestiture Proceeds and Debt Repayments Further Strengthen Balance Sheet
Devon generated $1.4 billion of cash flow from operating activities in the second quarter of 2010. In addition, the company received $2.6 billion of after-tax divestiture proceeds. Devon utilized this cash in the second quarter to fully fund its capital program, to repurchase $495 million of common stock and to reduce debt balances by $461 million. Devon ended the quarter with cash on hand of $2.9 billion and a net debt to adjusted capitalization ratio of just 14 percent. A reconciliation of net debt and adjusted capitalization, a non-GAAP measure, is provided in this release.
Divestitures Impact Reported Financial and Operational Results
In accordance with accounting standards, Devon has reclassified the assets, liabilities and results of its international segment as discontinued operations for all accounting periods presented in this release. Although revenues and expenses for prior periods were reclassified, there was no impact upon previously reported net earnings. Included with this release is a table of revenues, expenses, and production categories and the amounts reclassified as discontinued operations for each period presented.
Devon’s Gulf of Mexico assets do not qualify as discontinued operations under accounting standards and are included within results from continuing operations. However, information is provided within this release to enable the reader to isolate results of the company’s operations that have been retained following the divestitures.
Items Excluded from Published Earnings Estimates
Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. These items and their effects upon reported earnings for the second quarter of 2010 were as follows:
Items affecting continuing operations:
•	A change in fair value of oil and natural gas derivatives decreased second-quarter earnings by $207 million pre-tax ($132 million after tax).
•	A change in fair value of non-oil and gas financial instruments decreased second-quarter earnings by $85 million pre-tax ($55 million after tax).
•	U.S. income taxes on foreign earnings assumed to be repatriated to the U.S. decreased second-quarter earnings by $52 million.
•	Additional interest expense attributable to the early redemption of 7.25 percent senior notes decreased second-quarter earnings by $19 million pre-tax ($12 million after tax).
•	A change in the estimate of severance and restructuring costs increased second-quarter earnings by $8 million pre-tax ($6 million after tax).
Items affecting discontinued operations:

•	The decision to divest all international assets generated financial benefits that increased second-quarter earnings by $44 million pre-tax ($28 million after tax).
•	A change in the estimate of severance and restructuring costs increased second-quarter earnings by $5 million pre-tax ($3 million after tax).
•	Divestitures of assets in China resulted in a second-quarter gain of $308 million pre-tax ($235 million after tax).
The following tables summarize the effects of these items on second-quarter 2010 earnings, income taxes and cash flow. Included in the tables are the tax effects resulting from oil and gas property divestitures that did not affect net earnings.
Summary of Items Typically Excluded by Securities Analysts (in millions)
Continuing Operations — Second Quarter 2010

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Oil and gas derivatives	$(207)	—	(75)	(75)	(132)	—
Non-oil and gas financial instruments	(85)	—	(30)	(30)	(55)	—
U.S. income taxes on foreign earnings	—	—	52	52	(52)	—
Additional interest costs on debt retirement	(19)	—	(7)	(7)	(12)	(17)
Severance and restructuring costs	8	1	1	2	6	1
Effects of oil and gas property divestitures	—	622	(622)	—	—	(622)

Totals	$(303)	623	(681)	(58)	(245)	(638)

Discontinued Operations — Second Quarter 2010

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Financial benefits of decision to divest assets	$44	—	16	16	28	—
Severance and restructuing costs	$5	1	1	2	3	1
Gain on sale of assets	$308	110	(37)	73	235	(110)

Totals	$357	111	(20)	91	266	(109)

In aggregate, these items increased second-quarter 2010 net earnings by $21 million, or five cents per common share (five cents per diluted share). These items and their associated tax effects decreased second-quarter 2010 cash flow before balance sheet changes by $747 million.
Conference Call to be Webcast Today
Devon will discuss its second-quarter 2010 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; political or regulatory changes; the availability of goods and services; and the occurrence, timing and completion of property divestitures. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Effective January 1, 2010, the United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2009, available from us at Devon Energy Corporation, Attn. Investor Relations, 20 North Broadway, Oklahoma City, OK 73102. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
PRODUCTION (net of royalties)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
Excludes discontinued operations	2010	2009	2010	2009

Total Period Production
Natural Gas (Bcf)
U.S. Onshore	173.4	183.2	339.3	364.2
Canada	57.4	60.1	108.1	112.8

North American Onshore	230.8	243.3	447.4	477.0
U.S. Offshore	6.9	10.5	16.8	21.3

Total Natural Gas	237.7	253.8	464.2	498.3

Oil (MMBbls)
U.S. Onshore	3.3	2.9	6.3	5.9
Canada	6.7	6.6	13.1	12.9

North American Onshore	10.0	9.5	19.4	18.8
U.S. Offshore	0.8	1.2	1.9	2.3

Total Oil	10.8	10.7	21.3	21.1

Natural Gas Liquids (MMBbls)
U.S. Onshore	7.0	6.4	13.5	12.6
Canada	0.9	1.0	1.8	2.0

North American Onshore	7.9	7.4	15.3	14.6
U.S. Offshore	0.2	0.2	0.3	0.4

Total Natural Gas Liquids	8.1	7.6	15.6	15.0

Oil Equivalent (MMBoe)
U.S. Onshore	39.2	39.9	76.3	79.2
Canada	17.2	17.6	33.0	33.7

North American Onshore	56.4	57.5	109.3	112.9
U.S. Offshore	2.1	3.1	5.0	6.2

Total Oil Equivalent	58.5	60.6	114.3	119.1

Average Daily Production
Natural Gas (MMcf)
U.S. Onshore	1,905.9	2,013.1	1,874.6	2,012.4
Canada	630.2	660.2	597.3	623.0

North American Onshore	2,536.1	2,673.3	2,471.9	2,635.4
U.S. Offshore	76.2	115.5	92.7	117.4

Total Natural Gas	2,612.3	2,788.8	2,564.6	2,752.8

Oil (MBbls)
U.S. Onshore	36.5	32.0	34.8	32.5
Canada	73.9	72.1	72.4	71.3

North American Onshore	110.4	104.1	107.2	103.8
U.S. Offshore	8.2	13.0	10.5	12.5

Total Oil	118.6	117.1	117.7	116.3

Natural Gas Liquids (MBbls)
U.S. Onshore	76.5	70.8	74.5	69.7
Canada	10.3	11.1	10.1	10.8

North American Onshore	86.8	81.9	84.6	80.5
U.S. Offshore	1.7	2.0	1.8	2.2

Total Natural Gas Liquids	88.5	83.9	86.4	82.7

Oil Equivalent (MBoe)
U.S. Onshore	430.6	438.2	421.7	437.6
Canada	189.3	193.3	182.0	185.9

North American Onshore	619.9	631.5	603.7	623.5
U.S. Offshore	22.6	34.2	27.8	34.3

Total Oil Equivalent	642.5	665.7	631.5	657.8

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
BENCHMARK PRICES

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(average prices)	2010	2009	2010	2009

Natural Gas ($/Mcf) — Henry Hub	$4.09	$3.51	$4.70	$4.21
Oil ($/Bbl) — West Texas Intermediate (Cushing)	$78.16	$59.83	$78.35	$51.51

	Oil	Gas	NGLs	Total
Quarter Ended June 30, 2010	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$74.65	$3.47	$28.73	$26.77
Canada	$54.43	$3.99	$46.18	$37.08

North American Onshore	$61.11	$3.60	$30.81	$29.92
U.S. Offshore	$79.09	$4.39	$35.59	$46.17

Realized price without hedges	$62.35	$3.62	$30.90	$30.49
Cash settlements	$—	$1.06	$—	$4.31

Realized price, including cash settlements	$62.35	$4.68	$30.90	$34.80

	Oil	Gas	NGLs	Total
Quarter Ended June 30, 2009	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$54.66	$2.75	$20.81	$19.98
Canada	$48.14	$3.25	$30.99	$30.85

North American Onshore	$50.14	$2.87	$22.20	$23.31
U.S. Offshore	$56.44	$3.76	$23.69	$35.49

Realized price without hedges	$50.84	$2.91	$22.24	$23.93
Cash settlements	$—	$0.45	$—	$1.89

Realized price, including cash settlements	$50.84	$3.36	$22.24	$25.82

	Oil	Gas	NGLs	Total
Six Months Ended June 30, 2010	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$74.73	$4.05	$31.39	$29.71
Canada	$58.36	$4.50	$47.52	$40.62

North American Onshore	$63.67	$4.16	$33.31	$33.00
U.S. Offshore	$77.81	$5.12	$38.22	$49.06

Realized price without hedges	$64.93	$4.19	$33.41	$33.70
Cash settlements	$—	$0.75	$—	$3.04

Realized price, including cash settlements	$64.93	$4.94	$33.41	$36.74

	Oil	Gas	NGLs	Total
Six Months Ended June 30, 2009	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$44.67	$3.09	$19.16	$20.57
Canada	$38.19	$3.82	$28.52	$29.11

North American Onshore	$40.22	$3.26	$20.41	$23.12
U.S. Offshore	$49.69	$4.46	$21.96	$34.85

Realized price without hedges	$41.24	$3.31	$20.45	$23.73
Cash settlements	$—	$0.47	$—	$1.95

Realized price, including cash settlements	$41.24	$3.78	$20.45	$25.68

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Six Months Ended
(in millions, except per share amounts)	June 30,		June 30,
	2010	2009	2010	2009

Revenues
Oil, gas, and NGL sales	$1,782	$1,450	$3,852	$2,825
Oil and gas derivatives	45	13	665	167
Marketing and midstream revenues	405	359	935	730

Total revenues	2,232	1,822	5,452	3,722

Expenses and other, net
Lease operating expenses	442	410	856	850
Taxes other than income taxes	92	79	193	168
Marketing and midstream operating costs and expenses	280	230	677	454
Depreciation, depletion and amortization of oil and gas properties	426	430	852	990
Depreciation and amortization of non-oil and gas properties	63	74	126	144
Accretion of asset retirement obligation	24	23	50	46
General and administrative expenses	130	173	268	336
Restructuring costs	(8)	—	(8)	—
Interest expense	111	90	197	173
Non-oil and gas financial instruments	81	(10)	66	(15)
Reduction of carrying value of oil and gas properties	—	—	—	6,408
Other, net	(22)	24	(26)	31

Total expenses and other, net	1,619	1,523	3,251	9,585

Earnings (loss) from continuing operations before income taxes	613	299	2,201	(5,863)

Income tax expense (benefit)
Current	707	58	1,006	50
Deferred	(446)	51	(231)	(2,221)

Total income tax expense (benefit)	261	109	775	(2,171)

Earnings (loss) from continuing operations	352	190	1,426	(3,692)

Discontinued operations
Earnings from discontinued operations before income taxes	473	143	610	77
Discontinued operations income tax expense	119	19	138	30

Earnings from discontinued operations	354	124	472	47

Net earnings (loss)	$706	$314	$1,898	$(3,645)

Basic earnings (loss) from continuing operations per share	$0.79	$0.43	$3.20	$(8.32)
Basic earnings from discontinued operations per share	0.80	0.28	1.06	0.11

Basic net earnings (loss) per share	$1.59	$0.71	$4.26	$(8.21)

Diluted earnings (loss) from continuing operations per share	$0.79	$0.42	$3.19	$(8.32)
Diluted earnings from discontinued operations per share	0.79	0.28	1.05	0.11

Diluted net earnings (loss) per share	$1.58	$0.70	$4.24	$(8.21)

Weighted average common shares outstanding
Basic	445	444	446	444
Diluted	446	446	447	446

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED BALANCE SHEETS

(in millions)	June 30,	December 31,
	2010	2009

		(Audited)
Assets
Current assets:
Cash and cash equivalents	$2,174	$646
Accounts receivable	1,205	1,208
Current assets held for sale	1,020	657
Other current assets	650	481

Total current assets	5,049	2,992

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	51,851	52,352
Not subject to amortization	3,239	4,078

Total oil and gas	55,090	56,430
Other	4,229	4,045

Total property and equipment, at cost	59,319	60,475
Less accumulated depreciation, depletion and amortization	(42,478)	(41,708)

Property and equipment, net	16,841	18,767

Goodwill	5,892	5,930
Long-term assets held for sale	1,340	1,250
Other long-term assets	849	747

Total Assets	$29,971	$29,686

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable — trade	$1,133	$1,137
Revenues and royalties due to others	466	486
Short-term debt	53	1,432
Current liabilities associated with assets held for sale	548	234
Other current liabilities	1,202	513

Total current liabilities	3,402	3,802

Long-term debt	5,571	5,847
Asset retirement obligations	1,346	1,418
Liabilities associated with assets held for sale	189	213
Other long-term liabilities	919	937
Deferred income taxes	1,714	1,899
Stockholders’ equity:
Common stock	44	45
Additional paid-in capital	6,186	6,527
Retained earnings	9,369	7,613
Accumulated other comprehensive earnings	1,296	1,385
Treasury stock, at cost	(65)	—

Total Stockholders’ Equity	16,830	15,570

Total Liabilities and Stockholders’ Equity	$29,971	$29,686

Common Shares Outstanding	439	447

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(in millions)	2010	2009

Cash Flows From Operating Activities

Earnings (loss) from continuing operations	$1,426	$(3,692)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation, depletion and amortization	978	1,134
Deferred income tax benefit	(231)	(2,221)
Reduction of carrying value of oil and gas properties	—	6,408
Unrealized change in fair value of financial instruments	(231)	71
Other noncash charges	81	125
Net decrease in working capital	581	52
Decrease in long-term other assets	14	25
Increase in long-term other liabilities	1	21

Cash from operating activities — continuing operations	2,619	1,923
Cash from operating activities — discontinued operations	273	154

Net cash from operating activities	2,892	2,077

Cash Flows From Investing Activities

Proceeds from property and equipment divestitures	4,129	2
Capital expenditures	(3,221)	(2,945)
Redemptions of long-term investments	18	4

Cash from investing activities — continuing operations	926	(2,939)
Cash from investing activities — discontinued operations	429	(254)

Net cash from investing activities	1,355	(3,193)

Cash Flows From Financing Activities

Proceeds from borrowings of long term debt, net of issuance costs	—	1,187
Net commercial paper repayments	(1,432)	325
Debt repayments	(350)	(1)
Proceeds from stock option exercises	15	9
Repurchases of common stock	(430)	—
Dividends paid on common stock	(142)	(142)
Excess tax benefits related to share-based compensation	6	5

Net cash from financing activities	(2,333)	1,383

Effect of exchange rate changes on cash	(9)	5

Net increase in cash and cash equivalents	1,905	272
Cash and cash equivalents at beginning of period (including assets held for sale)	1,011	384

Cash and cash equivalents at end of period (including assets held for sale)	$2,916	$656

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
COMPANY OPERATED RIGS

	As of June 30,
	2010	2009

Number of Company Operated Rigs Running

U.S. Onshore	59	21
Canada	6	1

North American Onshore	65	22
U.S. Offshore	—	2

Total	65	24

DRILLING ACTIVITY

	Quarter Ended		Six Months Ended
	June 30,		June 30,
Gross wells drilled	2010	2009	2010	2009

Exploration Wells Drilled

U.S. Onshore	5	1	9	8
Canada	4	7	28	29

North American Onshore	9	8	37	37
U.S. Offshore	—	1	—	1

Total	9	9	37	38

Exploration Wells Success Rate

U.S. Onshore	100%	0%	100%	88%
Canada	100%	100%	96%	100%

North American Onshore	100%	88%	97%	97%
U.S. Offshore	n/a	100%	n/a	0%

Total	100%	89%	97%	97%

Development Wells Drilled

U.S. Onshore	270	159	567	447
Canada	33	22	161	143

North American Onshore	303	181	728	590
U.S. Offshore	3	1	4	7

Total	306	182	732	597

Development Wells Success Rate

U.S. Onshore	100%	100%	100%	100%
Canada	100%	100%	100%	99%

North American Onshore	100%	100%	100%	99%
U.S. Offshore	100%	100%	100%	71%

Total	100%	100%	100%	99%

Total Wells Drilled
U.S. Onshore	275	160	576	455
Canada	37	29	189	172

North American Onshore	312	189	765	627
U.S. Offshore	3	2	4	8

Total	315	191	769	635

Total Wells Success Rate

U.S. Onshore	100%	99%	100%	99%
Canada	100%	100%	99%	99%

North American Onshore	100%	99%	100%	99%
U.S. Offshore	100%	100%	100%	62%

Total	100%	99%	100%	99%

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CAPITAL EXPENDITURES (in millions)
Quarter Ended June 30, 2010

	U.S. Onshore	Canada	N.A. Onshore	U.S. Offshore	Total

Capital Expenditures
Exploration	$179	87	$266	75	$341
Development	659	169	828	35	863

Exploration and development capital	$838	256	$1,094	110	$1,204
Kirby-Pike property acquisition					500
Capitalized G&A					79
Capitalized interest					4
Midstream capital					48
Other capital					95

Total Continuing Operations					$1,930

Discontinued operations					142

Total Operations					$2,072

CAPITAL EXPENDITURES (in millions)
Six Months Ended June 30, 2010

	U.S. Onshore	Canada	N.A. Onshore	U.S. Offshore	Total

Capital Expenditures
Exploration	$278	168	$446	97	$543
Development	1,222	442	1,664	223	1,887

Exploration and development capital	$1,500	610	$2,110	320	$2,430
Kirby-Pike property acquisition					500
Capitalized G&A					158
Capitalized interest					18
Midstream capital					107
Other capital					120

Total Continuing Operations					$3,333

Discontinued operations					312

Total Operations					$3,645

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
PRODUCTION FROM DISCONTINUED OPERATIONS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Production from Discontinued Operations
Oil (MMBbls)	2.9	4.7	5.8	7.9
Natural Gas (Bcf)	0.4	0.3	0.9	0.6

Total Oil Equivalent (MMBoe)	3.0	4.8	5.9	8.0

STATEMENTS OF DISCONTINUED OPERATIONS

	Quarter Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2010	2009	2010	2009

Revenues
Oil sales	$219	$267	$428	$394
Gas sales	3	1	6	2

Total revenues	222	268	434	396

Expenses and other, net

Operating expenses	57	125	132	210
Reduction of carrying value of oil and gas properties	—	—	—	109
Gain on assets sales	(308)	—	(308)	—

Total expenses and other, net	(251)	125	(176)	319

Earnings before income taxes	473	143	610	77

Income tax expense (benefit)

Current	137	(8)	152	2
Deferred	(18)	27	(14)	28

Total income tax expense	119	19	138	30

Earnings from discontinued operations	$354	$124	$472	$47

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
NON-GAAP FINANCIAL MEASURES
The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the Non-GAAP financial measure to related GAAP information. Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash and cash equivalents. Devon believes that because cash and cash equivalents can be used to repay indebtedness, netting cash and cash equivalents against debt provides a clearer picture of the future demands on cash to repay debt.
RECONCILIATION TO GAAP INFORMATION

(in millions)
	June 30,
	2010	2009

Total debt (GAAP)	$5,624	$7,357
Adjustments:
Cash and cash equivalents (including cash from discontinued operations)	2,916	656

Net debt (Non-GAAP)	$2,708	$6,701

Total debt	$5,624	$7,357
Stockholders’ equity	16,830	13,682

Total capitalization (GAAP)	$22,454	$21,039

Net debt	$2,708	$6,701
Stockholders’ equity	16,830	13,682

Adjusted capitalization (Non-GAAP)	$19,538	$20,383